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                                                             Exhibit (15)(b)(ii)

                        SERVICE AND COMMISSION AGREEMENT


Agreement made as of this 1st day of February, 1994, by and between The Winsbury Company Limited Partnership d.b.a. The Winsbury Company (the "Distributor"), having its principal place of business at 1900 East Dublin-Granville Road, Columbus, Ohio, and Security Distributors, Inc.
("SDI"), having its principal place of business at 700 Harrison Street, Topeka, Kansas 66636, and Security Benefit Group, Inc. ("SBG"), having its principal place of business at 700 Harrison Street, Topeka, Kansas 66636, and First of America Brokerage Services, Inc. ("FOABS"), having its principal place of business at 157 South Kalamazoo Mall, Kalamazoo, Michigan 49003-4077, relating to shareholder support services in connection with the sale of certain units of beneficial interest ("Investor B Shares") of The Parkstone Group of Funds (the "Trust").

WHEREAS, the Trust is an open-end management investment company, organized as a Massachusetts business trust and registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940 (the "1940 Act");

WHEREAS, the Trust offers three separate classes of shares, including Investor B Shares for each of the non-money market investment portfolios of the Trust (individually, a "Fund"; collectively the "Funds") that are identified in Schedule A hereto;

WHEREAS, the Investor B shareholders of each Fund have adopted a Distribution Plan (the "Investor B Plan") pursuant to Rule 12b-1 under the 1940 Act;

WHEREAS, the Investor B Plan authorizes the Distributor to enter into agreements with third parties to implement such Plan;

WHEREAS, it is intended (1) that SBG provide financing assistance related to the distribution of Investor B shares and (2) that shareholder support services be provided to certain Investor B shareholders, each in accordance with the Investor B Plan;

WHEREAS, the Distributor and SDI have entered into a Shareholder Services and Financing Agreement dated as of February 1, 1994 (the "Financing Agreement");

WHEREAS, the Distributor and FOABS have entered into a Dealer Agreement dated as of February 1, 1994 (the "Dealer Agreement");

WHEREAS, FOABS intends to perform certain brokerage and related services in connection with the purchase of Investor B shares by its customers ("Customers") and to maintain shareholder accounts by such Customers; and

WHEREAS, SBG intends to provide financing assistance, consistent with the Investor B Plan, in connection with the services performed by FOABS.
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NOW, THEREFORE, intending to be legally bound, the Distributor, SDI, SBG and
FOABS hereby agree as follows:

1. SERVICES

  1.1 FOABS shall place orders to purchase Investor B Shares, as agent for Customers, pursuant to the terms of the Dealer Agreement.

  1.2 FOABS shall continuously provide shareholder liaison services to Customers who become Investor B shareholders, responding to inquiries and providing such information as FOABS and SDI mutually determine to be appropriate in order to properly maintain such shareholder accounts.

  1.3 FOABS shall provide at its own expense such office space, equipment, facilities and personnel as may be reasonably necessary or beneficial in order to provide such services to Customers.

2. FEES

  2.1 FOABS shall be entitled to receive from SBG, within seven business days from the date of receipt by the Fund's transfer agent of a purchase order in proper form, the fees determined in accordance with the terms set forth in Schedule B hereto.

  2.2 The Distributor shall within two business days from the date of receipt by the Fund's transfer agent of a purchase order in proper form, notify SDI and SBG by facsimile transmission of the Customer account number, Fund and purchase amount of each order for which FOABS shall be entitled to a fee pursuant to Section 2.1 of this Agreement.

  2.3 SDI or SBG shall notify the Distributor of the amount of all fees paid to FOABS pursuant to Section 2.1 during a calendar month within five (5) business days of the end of such month.

3. PAYMENTS TO SBG AND SDI

The parties acknowledge that SBG and SDI shall be entitled to receive the amounts identified in the Financing Agreement and the schedules thereto, as now in effect or subsequently amended, including any contingent deferred sales charges applicable to redemptions by Customers, in consideration of their service hereunder and under the Financing Agreement.





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4. REPRESENTATIONS AND WARRANTIES

  4.1 Each party hereto represents and warrants to each other party to this Agreement that it has full corporate power and authority to enter into and perform this Agreement and that it is not subject to any order, writ, injunction, law, rule or regulation of any governmental authority which would be violated by its execution, delivery or performance of this Agreement.

  4.2 FOABS represents and warrants to SDI and SBG that, to the best of its knowledge after due inquiry and investigation, each party other than FOABS with whom SDI, SBG and the Distributor enter into an agreement for terms and conditions substantially similar to this Agreement shall possess the legal authority to provide shareholder support services without violation of any applicable laws and regulations (including Federal banking laws, if applicable).

5. INDEMNIFICATION

  5.1 Each party (the "Indemnifying Party") hereto shall indemnify all other parties to this Agreement and hold such parties harmless from any claims or assertions relating to the lawfulness of the Indemnifying Party's participation in this Agreement and the performance of such Indemnifying Party's obligations hereunder, as well as such Indemnifying Party's activities relating to the performance of its obligations, if any, under the Dealer Agreement and the Financing Agreement.

  5.2 FOABS shall indemnify SDI and hold SDI harmless from any claims or assertions arising from the acts of any other entity or person with which SDI subcontracts for the provision of shareholder support services to Investor B shareholders and shall further indemnify SDI and hold it harmless from any claims or assertions relating to the legal authority of such other entity or person to provide shareholder support services without violation of any applicable laws and regulations (including Federal banking laws, if applicable).

  5.3 If any claim is asserted for which one party may seek indemnification from an Indemnifying Party, the Indemnifying Party shall be given notice and shall have the right to manage its own defense, including the selection and engagement of legal counsel and the Indemnifying party shall bear all costs of such defense.

6. EFFECTIVE DATE

This Agreement will become effective on the date indicated on the first page of this Agreement.





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7. TERMINATION

  7.1 This Agreement will automatically terminate in the event of its assignment, as that term is defined in the Investment Company Act of 1940 and rules thereunder.

  7.2 This Agreement will automatically terminate in the event of the termination of the Dealer Agreement or Financing Agreement.

  7.3 This Agreement may be terminated without penalty by any party hereto upon sixty (60) days' prior written notice to each other party or upon such earlier date to which the parties hereto may agree.

  7.4 This Agreement may also be terminated with respect to any Fund at any time without penalty by the vote of a majority of the members of the Board of Trustees of the Trust who are not "interested persons" (as such term is defined in the 1940 Act) and who have no direct or indirect financial interest in the Plan relating to such Fund or any agreement relating to such Plan, including this Agreement, or by a vote of a majority of the Shares of such Fund on sixty (60) days' written notice.

8. COMMISSION CHARGEBACK

  8.1 In the event that with respect to a Fund or Funds, the Investor B Plan, the Dealer Agreement, the Financing Agreement, and this Agreement, or any of them is terminated, and SBG has not been otherwise paid the Unrecovered Commissions (as defined in Section 8.3), SDI may request and FOABS agrees to refund to SBG the Unrecovered Commissions (as defined in Section 8.3) within 30 days of the Termination Date.

  8.2 Each party hereto acknowledges and agrees that payments of the distribution fees and service fees payable to SDI and SBG under the Financing Agreement may be suspended with respect to a Fund by the Distributor to effect compliance with Article III, Section 26(d)(2) of the Rules of Fair Practice promulgated by the National Association of Securities Dealers (the "NASD Asset-Backed Sales Charge Rule"). In the event that the NASD Asset-Backed Sales Charge Rule requires suspension of such payments with respect to a Fund, FOABS agrees to refund to SBG commissions received pursuant to this Agreement in an amount equal to the payments suspended thereby ("Suspended Payments"). FOABS shall make such refund to SBG in the same manner and frequency as such Suspended Payments would have been received by SBG under the Financing Agreement; provided, however, that FOABS shall be obligated to make such refund with respect to a Fund only for such time as the NASD Asset-Backed Sales Charge Rule prohibits the payment of distribution fees and service fees by the Distributor.





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  8.3  "Unrecovered Commissions" shall be calculated as of the Termination Date by adding (1) "Net Commission Payments" and (2) the sum of the "Monthly Yield Payments." Net Commission Payments are the total cumulative commissions paid or accrued to be paid by SBG to participating organizations in connection with sales of Investor B shares pursuant to this Agreement or a similar agreement from the date of this Agreement to the Termination Date, less an amount equal to the total cumulative distribution fees, service fees and CDSCs paid or accrued for payment by the Distributor to SBG pursuant to the Financing Agreement and amounts paid by FOABS pursuant to Section 8.2. A Monthly Yield Payment is determined for each month (or portion of a month) in the period from the date of this Agreement to the Termination Date by multiplying the "Average Daily Net Cumulative Payment" by the Rate in effect for that month. The Rate is based on the Prime Rate as published in the Wall Street Journal on the first business day of each month plus .25 percent. The Average Daily Net Cumulative Payment is the average of the amounts determined, on each day of the month for which the calculation is being made, by subtracting the cumulative distribution fees, service fees and CDSCs received by SBG from the Distributor and amounts paid by FOABS pursuant to Section 8.2 from the cumulative commission payments made by SBG to participating organizations in connection with sales of Investor
       B shares.

       In the event that the Termination Date occurs more than twelve (12) months following the date of this Agreement, then the sum of the Monthly Yield Payments calculated in each successive 12-month period during the period from the date of this Agreement to the Termination Date shall be considered, only for purposes of calculating subsequent Monthly Yield Payments, to be a commission payment made by SBG to participating organizations in connection with sales of Investor B shares on the first day of the succeeding 12-month period. The total commissions paid to participating organizations in connection with sales of Investor B shares as referred to in this Section shall not include any amounts refunded to SBG pursuant to Section 8.2.

       In the event that Unrecovered Commissions calculated as of the Termination Date is an amount of $0 or less, FOABS shall have no obligation to refund such commissions to SBG.

  8.4 The "Termination Date" shall be determined as follows: (i) in the event of assignment of this Agreement as set forth in Section 7.1, the date on which the assignment is deemed to have occurred under the 1940 Act; (ii) in the event that the Dealer Agreement or Financing Agreement is terminated, the date upon which such termination is deemed to have occurred; (iii) in the event this Agreement is terminated by either party as set forth in Section 7.3, the date upon which such termination is deemed to have occurred; or (iv) in the event this Agreement is


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       terminated by the Trustees or Shareholders as set forth in Section 7.4, the date on which such vote is certified by inspectors of the vote.

9. GENERAL

  9.1 Except as otherwise specified herein, all notices and other communications to a party will be duly given if mailed, telegraphed or telecopied to the appropriate address set forth on page 1 hereof, or at such other address as the party may provide in writing to the other parties.

  9.2 All covenants, agreements, representations, and warranties made herein shall be deemed to have been material and relied on by each party, notwithstanding any investigation made by any other party or on behalf of any party, and shall survive the execution and delivery of this Agreement. If this Agreement terminates, the parties agree that the provisions set forth in 8.1 through 8.4 will remain in effect. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts which together shall constitute one instrument and shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Ohio.

  9.3 The names "The Parkstone Group of Funds" and "Trustees of The Parkstone Group of Funds" refer respectively to the trust created and the trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated as of March 25, 1987, to which reference is hereby made and a copy of which is on file at the Office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "The Parkstone Group of Funds" entered into in the name of or on behalf thereof by any of the trustees, representatives or agents are not made individually, but in such capacities, and are not binding upon any of the trustees, shareholders, or representatives of the Group personally, but bind only the assets of the Group and all persons dealing with any series of shares of the Group must look solely to the assets of the Group belonging to such series for the enforcement of any claims against the Group.


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  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

                                 THE WINSBURY COMPANY LIMITED
                                 PARTNERSHIP

                                 By:  The Winsbury Corporation, General Partner


                                 By: /s/ Kenneth B. Quintenz
                                    ----------------------------
                                     Kenneth B. Quintenz
                                     Senior Vice President


                                 SECURITY DISTRIBUTORS, INC.


                                 By: /s/ James R. Schmank
                                    ----------------------------
                                     Vice President


                                 SECURITY BENEFIT GROUP, INC.


                                 By: /s/ Gary L. Eisenbarth
                                    ----------------------------
                                     Gary L. Eisenbarth
                                     Executive Vice President


                                 FIRST OF AMERICA BROKERAGE SERVICES,
                                 INC.


                                 By: /s/ Susan L. Currier
                                    ----------------------------
                                     Susan L. Currier
                                     President and Chief Executive Officer


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                                   SCHEDULE A           Dated:  January 31, 1994

                          THE PARKSTONE GROUP OF FUNDS
                               Investor B Shares

 1.  Parkstone Equity Fund
 2.  Parkstone Small Capitalization Fund
 3.  Parkstone International Discovery Fund
 4.  Parkstone High Income Equity Fund
 5.  Parkstone Balanced Fund
 6.  Parkstone Bond Fund
 7.  Parkstone Limited Maturity Bond Fund
 8.  Parkstone U.S. Government Income Fund
 9.  Parkstone Intermediate Government Obligations Fund
10.  Parkstone Municipal Bond Fund
11.  Parkstone Michigan Municipal Bond Fund

                                    THE WINSBURY COMPANY LIMITED
                                    PARTNERSHIP

                                    By: /s/ Kenneth B. Quintenz
                                       ----------------------------
                                        Kenneth B. Quintenz
                                        Senior Vice President

                                    SECURITY DISTRIBUTORS, INC.

                                    By: /s/ Amy J. Lee
                                       ----------------------------
                                        Amy J. Lee
                                        Secretary

                                    SECURITY BENEFIT GROUP, INC.

                                    By: /s/ Gary L. Eisenbarth
                                       ----------------------------
                                        Gary L. Eisenbarth
                                        Executive Vice President

                                    FIRST OF AMERICA BROKERAGE SERVICE,
                                    INC.

                                    By: /s/ Susan L. Currier
                                       ----------------------------
                                        Susan L. Currier
                                        President and Chief Executive Officer


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                                   SCHEDULE B

                                COMMISSION RATE


The amounts payable pursuant to this Agreement shall be computed at the rate of 4.00% of the net asset value of Investor B Shares purchased by FOABS, as agent for its customers.

These amounts may be changed as the parties hereto may agree and as disclosed in the most current prospectuses of the Investor B Shares.





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